Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of June 29, 2012 (this “Amendment”), by and among SXC Health Solutions Corp., a corporation organized under the laws of the Yukon Territory, Canada (“Parent”), SXC Health Solutions, Inc., a Texas corporation and a direct wholly-owned subsidiary of Parent (“US Corp.”), Catamaran I Corp., a Delaware corporation and a direct wholly-owned subsidiary of US Corp. (“Merger Sub”), Catamaran II LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of US Corp. (“Merger LLC”), and Catalyst Health Solutions, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties hereto are parties to the Agreement and Plan of Merger, dated as of April 17, 2012 (the “Merger Agreement”); and

WHEREAS, the parties to the Merger Agreement desire to amend certain provisions thereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained taken as a whole, the parties hereto agree as follows (all capitalized terms not defined herein shall have the meanings specified in the Merger Agreement):

Section 1. Amendments to the Merger Agreement.

(a) Section 2.01(a) of the Merger Agreement is hereby amended by replacing the phrase “par value $100.00 per share” with the phrase “par value $0.10 per share”.

(b) Article Fourth, Section 1 of Exhibit A to the Merger Agreement is hereby amended by replacing the phrase “par value of $100.00 per share” with the phrase “par value of $0.10 per share”.

Section 2. Representation and Warranties of the Company. The Company represents and warrants to Parent, US Corp. and Merger Sub as of the date hereof as follows:

(a) Authority. The Company has full power and authority to execute and deliver this Amendment. The execution and delivery by the Company hereof have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Amendment and, assuming the due authorization, execution and delivery by Parent, US Corp., Merger Sub and Merger LLC of this Amendment, this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

Section 3. Representation and Warranties of Parent, US Corp. and Merger Sub. Parent, US Corp. and Merger Sub represent and warrant to the Company as of the date hereof as follows:

(a) Authority. Each of Parent, US Corp., Merger Sub and Merger LLC has full power and authority to execute and deliver this Amendment. The execution and delivery by each of Parent, US Corp., Merger Sub and Merger LLC of this Amendment have been duly authorized by all necessary corporate or limited liability company action on the part of Parent, US Corp., Merger Sub and Merger LLC. Parent, as sole stockholder of US Corp., has approved this Amendment. US Corp., as sole stockholder of Merger Sub and sole member of Merger LLC, has approved this Amendment. Each of Parent, US Corp., Merger Sub and Merger LLC has duly executed and delivered this Amendment and, assuming the due authorization, execution and delivery by the Company of this Amendment, this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

Section 4. General Provisions.

(a) Effectiveness. The amendments set forth herein shall be effective immediately on the date hereof.

(b) Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

(c) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

(d) Interpretation. For the avoidance of doubt, from and after the date of this Amendment, references in the Merger Agreement to the “Agreement” or any provision thereof shall be deemed to refer to the Merger Agreement or such provision as amended hereby unless the context otherwise requires and references in the Merger Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to refer to April 17, 2012. References in this Amendment to “the date hereof” refer to June 29, 2012.

(e) Except as specifically amended by this Amendment, all other provisions of the Merger Agreement shall be in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SXC HEALTH SOLUTIONS CORP.

By:	/s/ Jeffrey Park
Name:	Jeffrey Park
Title:	Chief Financial Officer and Executive Vice President, Finance

SXC HEALTH SOLUTIONS, INC.

By:	/s/ Jeffrey Park
Name:	Jeffrey Park
Title:	Chief Financial Officer and Executive Vice President

CATAMARAN I CORP.

By:	/s/ Jeffrey Park
Name:	Jeffrey Park
Title:	Chief Financial Officer and Executive Vice President, Finance, Secretary and Treasurer

CATAMARAN II LLC

By:	/s/ Jeffrey Park
Name:	Jeffrey Park
Title:	Chief Financial Officer and Executive Vice President, Finance, Secretary and Treasurer

CATALYST HEALTH SOLUTIONS, INC.

By:	/s/ Benjamin R. Preston
Name:	Benjamin R. Preston
Title:	General Counsel